UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): November 23, 2016

THE FIRST BANCORP, INC.
(Exact name of Registrant as specified in charter)

MAINE
(State or other jurisdiction of incorporation)

0-26589 01-0404322
(Commission file number) (IRS employer identification no.)

Main Street, Damariscotta, Maine 04543
(Address of principal executive offices) (Zip Code)

(207) 563-3195
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is
intended to simultaneously satisfy the filing obligations
of the registrant under any of the following provisions:

[_] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[_] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[_] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[_] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4 (c))

TABLE OF CONTENTS

Item 1.01 Entry into a Material Definitive Agreement                        Page 1

Item 9.01 Financial Statements and Exhibits                            Page 2

Signatures                                         Page 3

Exhibit Index                                        Page 4

Section 1 - Registrant's Business and Other Information

Item 1.01    Entry into a Material Definitive Agreement.

On November 23, 2016, The First Bancorp, Inc., (the “Company”) entered into an agreement to repurchase warrants (the "Warrants") to purchase up to 226,819.47 shares of the Company’s stock at a price of $16.53 per share.
The Warrants were originally issued to the U.S. Treasury ("Treasury') on January 9, 2009, in conjunction with the issuance of $25.0 million of Fixed Rate Cumulative Perpetual Preferred Stock, Series A, to Treasury under its Capital Purchase Program ("the CPP Shares"). The Company repurchased all of the CPP Shares from Treasury in three separate transactions in 2012 and 2013. The Warrants were unchanged as a result of the Company’s repurchase of the CPP Shares.

The Warrants have a term of ten years and could be exercised by Treasury or a subsequent holder at any time or from time to time during their term. The Warrants (and any shares of common stock issuable pursuant to the Warrants) are freely transferable by Treasury to third parties. In May 2015, Treasury sold all of the Warrants to private parties.

The Company agreed to pay $1,750,000.00 for all of the outstanding Warrants. The following table details the holders of the Warrants, the number of shares issuable pursuant to warrants for each holder, and the amount to be paid to each holder:

Name	Number of Shares	Payment Amount
Malta Hedge Fund II, L.P.	90,093.47	$695,105.99
Malta Titan Fund, L.P.	48,607	$375,021.82
Malta MLC Fund, L.P.	46,929	$362,075.40
Malta Offshore, Ltd.	25,993	$200,546.06
Malta Hedge Fund, L.P.	8,574	$66,151.73
Malta MLC Offshore, Ltd.	6,623	$51,099.00
	226,819.47	$1,750,000.00

The transaction is expected to close in the next several days.

ITEM 9.01      FINANCIAL STATEMENTS AND EXHIBITS

(d)        Exhibits

Exhibit
No.    Description

None

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE FIRST BANCORP, INC.

By: /s/ F. STEPHEN WARD
---------------------
F. Stephen Ward
Executive Vice President & Chief Financial Officer

Dated: November 29, 2016

INDEX TO EXHIBITS

Exhibit
No.    Description

None